Exhibit No. 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2006	2005	2006	2005
Orders Received:
Sign Making and Specialty Graphics	$ 73,466	$ 71,207	$277,753	$274,921
Apparel and Flexible Materials	49,481	45,780	184,879	177,851
Ophthalmic Lens Processing	18,578	19,100	67,747	72,294
	$141,525	$136,087	$530,379	$525,066
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	April 30, 2006	April 30, 2005
Backlog:
Sign Making and Specialty Graphics	$ 2,699	$ 1,223
Apparel and Flexible Materials	40,514	38,443
Ophthalmic Lens Processing	357	3,943
	$43,570	$43,609
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